                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                            Oakwood Homes Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    674098108
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                                 (CUSIP Number)


                                  July 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP No. 674098108

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oak Value Capital Management, Inc.
         -------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                              (b) [ ]
----------------------------------------------------------------------
3        SEC USE ONLY

----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         North Carolina, USA
----------------------------------------------------------------------
                    5  SOLE VOTING POWER
NUMBER OF
SHARES                        4,985,238
BENEFICIALLY        --------------------------------------------------
OWNED BY            6  SHARED VOTING POWER
EACH
REPORTING                      -0-
PERSON              --------------------------------------------------
WITH                7  SOLE DISPOSITIVE POWER

                              5,371,038
----------------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                               -0-
----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              5,371,038
----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]

----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                  11.51%
----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

                                 IA, CO
----------------------------------------------------------------------





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Item 1.

         (a)      Name of Issuer:   Oakwood Homes

         (b)      Address of Issuer's Principal Executive Offices:

                                    7800 McCloud Road
                                    Greensboro, NC  27409-9634

Item 2.

         (a)      Name of Person Filing:    Oak Value Capital Management, Inc.

         (b)      Address of Principal Business Office or, if none, Residence:

                                    University Tower
                                    3100 Tower Blvd., Suite 800
                                    Durham, NC  27707

         (c)      Citizenship:      North Carolina

         (d)      Title of Class of Securities:      Common Stock

         (e)      CUSIP Number:     674098108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      [ ]  Broker or dealer registered under Section 15 of the Act.
         (b)      [ ]  Bank as defined in section 3(a)(6) of the Act.
         (c)      [ ]  Insurance company as defined in section 3(a)(19) of the
                       Act.
         (d)      [ ]  Investment company registered under section 8 of the
                       Investment Company Act of 1940.
         (e)      [x]  An investment adviser in accordance with Section
                       240.13d-1(b)(ii)(E);
         (f)      [ ]  An employee benefit plan or endowment fund in
                       accordance with Section 240.13d-1(b)(1)(ii)(F);
         (g)      [ ]  A parent holding company or control person in
                       accordance with Section 240.13d-1(b)(ii)(G);
         (h)      [ ]  A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;
         (i)      [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
         (j)      [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).




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         If this statement is filed pursuant to Section 240.13d-1(c), check this box [ ].




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Item 4.  Ownership

         Provide the following regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

         (a) Amount beneficially owned: 5,371,038.
         (b) Percent of class: 11.51%.
         (c) Number of shares as to which the person has:
                  (i)  Sole power to vote or to direct the vote 4,985,238.
                  (ii) Shared power to vote or to direct the vote -0-.
                  (iii)Sole power to dispose or to direct the disposition of
                       5,371,038.
                  (iv) Shared power to dispose or to direct the disposition of
                       -0-.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                       N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Clients of the person filing, Oak Value Capital Management, Inc., have the right to receive dividends from, and proceeds from the sale of, the securities reported herein.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                       N/A

Item 8.  Identification and Classification of Members of the Group

                       N/A

Item 9.  Notice of Dissolution of Group

                       N/A

Item 10. Certification




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                  (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.




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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: August 11, 1998




                                            By: /s/Margaret C. Landis
                                               ----------------------------
                                            Name: Margaret C. Landis
                                            Title: Vice President and
                                                   Director of Investment
                                                   Operations



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